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                                                                  EXHIBIT (A)(8)

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL AND ANY SUPPLEMENTS THERETO, AND IS BEING MADE TO ALL HOLDERS OF SHARES. THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF SHARES IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. IN THOSE JURISDICTIONS WHOSE LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF PURCHASER, BY LAZARD FRERES & CO. LLC OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.


                      Notice of Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock

                                       of
                            Intek Global Corporation
                                       at
                               $2.75 Net Per Share
                                       by
                              IGC Acquisition Corp.

                          a wholly owned subsidiary of
                              Security Services plc

         IGC Acquisition Corp. ("Purchaser"), a Delaware corporation and a wholly owned subsidiary of Security Services plc ("Parent"), a public limited company incorporated under the laws of England and Wales, is offering to purchase any and all outstanding shares (the "Shares") of common stock, par value $.01 per share, of Intek Global Corporation (the "Company"), a Delaware corporation, at a price of $2.75 per Share, net to the seller in cash, without interest thereon and less any required withholding and transfer taxes (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 16, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer").

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THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
TIME, ON WEDNESDAY, JULY 14, 1999, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

         The Offer is being made pursuant to the Agreement and Plan of Merger dated as of June 9, 1999, among Parent, Purchaser and the Company (the "Merger Agreement"). The Offer is not conditional on Purchaser obtaining financing. The Merger Agreement provides, among other things, that as promptly as practicable after the purchase of Shares pursuant to the Offer
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and the satisfaction of the other conditions set forth in the Merger Agreement, in accordance with the Delaware General Corporation Law ("DGCL"), Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly owned subsidiary of the Parent. At the effective time of the Merger (the "Effective Time"), each Share outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company, Shares owned by Parent, Purchaser or any affiliate of Parent, and shares owned by stockholders who have properly exercised their appraisal rights under the
DGCL) shall be converted into the right to receive the per Share price paid in the Offer in cash, without interest and less any required transfer and withholding taxes.

         The Board of Directors of the Company (with abstentions by the two directors who are employees of affiliates of Parent and Purchaser) unanimously
(i) determined that the Offer and the Merger are fair to and in the best interests of the holders of Shares (other than Parent, Purchaser or any affiliate of Parent), and (ii) recommended to the stockholders that the stockholders (excluding Parent and its affiliates) accept the Offer and tender all of their Shares pursuant to the Offer. The unanimous vote of the Board of Directors of the Company is based upon, among other things, the unanimous recommendation of the Offer by a Special Committee of the Board of Directors, which is comprised entirely of non-management independent directors.

         As of June 16, 1999, affiliates of Parent owned 25,937,042 of the outstanding Shares, representing approximately 61.3% of the Company's issued and outstanding Shares.

         The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer such number of the then issued and outstanding Shares (not including Shares tendered by Parent, Purchaser or any affiliate of Parent), which represents at least a majority of the then issued and outstanding Shares (excluding for purposes of this calculation all Shares owned by Parent, Purchaser or any affiliate of Parent and any Shares held in Company employee stock plans that cannot be tendered pursuant to the terms of those plans).

         For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to ChaseMellon Shareholder Services (the "Depositary") of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to validly tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment. In all cases, payment for Shares tendered and accepted


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for payment pursuant to the Offer will be made only after timely receipt by the
Depositary of (A) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility (as defined in the Offer to Purchase), (B) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (C) any other documents required under the Letter of Transmittal. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times.

         Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend for any reason the period of time during which the Offer is open, by giving oral or written notice of such extension to the Depositary.


         Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the expiration of the Offer and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after August 14, 1999. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. However, withdrawn Shares may be retendered by again following one of the procedures described in the Offer to Purchase at any time prior to the expiration of the Offer. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding.


         The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.


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         THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN
IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies, and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

         Questions or requests for assistance may be directed to MacKenzie Partners, Inc., the Information Agent, or Lazard Freres & Co. LLC, the Dealer Manager, at their respective addresses and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may be obtained from the Information Agent or the Dealer Manager. No fees or commissions will be paid to brokers, dealers or other persons (other than the Dealer Manager and the Information Agent) for soliciting tenders of the Shares pursuant to the Offer.

                     The Information Agent for the Offer is:

                            MacKenzie Partners, Inc.
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (call collect)
                                       or
                         call toll-free (800) 322-2885

                      The Dealer Manager for the Offer is:

                            Lazard Freres & Co. LLC
                              30 Rockefeller Plaza
                            New York, New York 10020
                         (212) 632-6717 (call collect)


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